UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2005

(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

157 Church Street, New Haven, Connecticut		06506
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number,
Including Area Code		(203) 499-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2005, UIL Holdings Corporation (UIL Holdings) and Charles J. Pepe, Treasurer and Assistant Secretary of UIL Holdings, executed an amendment to Mr. Pepe’s existing employment agreement dated November 8, 2004. The amendment was executed to clarify the supplemental executive retirement plan (SERP) provisions contained in Mr. Pepe’s existing employment agreement in light of the new guidance issued by the Internal Revenue Service concerning non-qualified deferred compensation rules contained in Section 409A of the Internal Revenue Code (Code). The material terms of the amendment provide for clarification of the SERP provisions of Mr. Pepe’s existing employment agreement which 1) clearly bifurcate the amounts accrued before and after January 1, 2005 under the SERP provisions provided in Mr. Pepe’s existing employment agreement, and 2) restrict applicability of the new, more restrictive rules of Section 409A of the Code to post-2004 accruals. A copy of the amendment to Mr. Pepe’s employment agreement is attached hereto as exhibit 10.1.

On June 30, 2005, UIL Holdings, along with its subsidiary The United Illuminating Company (UI), entered into a Separation and Release Agreement (Separation Agreement) with Mr. Pepe effectively terminating Mr. Pepe’s employment as of June 30, 2005. The Separation Agreement defines with greater specificity the payments and benefits to be provided to Mr. Pepe and replaces those related provisions in Mr. Pepe’s existing employment agreement dated November 8, 2004. The Separation Agreement provides that Mr. Pepe is being terminated without cause, and shall receive, in addition to benefits accrued and payable under UI’s qualified pension plan, 1) a payment of $24,418 representing all accumulated unused vacation due to Mr. Pepe in accordance with UIL Holdings’ and UI’s existing vacation pay policies and practices, 2) a short-term annual incentive payment for 2005 equal to one-half of that short-term annual incentive compensation payment to which Mr. Pepe would be entitled under the UIL Holdings executive incentive compensation program, calculated as if he had been employed by UIL Holdings on the last day of 2005 and had achieved goals “at target”, but based on actual performance with respect to achievement of UIL Holdings financial goals, the payment of which will be made following approval of the 2005 short-term incentive compensation for all executives of UIL Holdings, 3) a cash bonus of $4,200, and 4) benefit payments due to Mr. Pepe under the SERP provisions of his existing employment agreement, as amended, in the amount of $2,468.20 per month commencing July 1, 2005 in the form of a 100% joint and survivor annuity, and an additional $368.59 per month commencing January 1, 2006 in the same form. Additionally, the Separation Agreement provides that, 1) with respect to stock options, Mr. Pepe will be treated as retiring under the provisions of the UIL Holdings 1999 Amended and Restated Stock Plan, and as such, all stock options granted to Mr. Pepe which have not expired or been exercised shall become immediately exercisable and Mr. Pepe shall be entitled to exercise such stock options for a three-year period, and 2) in regards to Mr. Pepe’s participation in the UIL Holdings Long-Term Incentive Program, Mr. Pepe shall be treated as retiring with respect to the 1,600 performance shares granted to him pursuant to a performance share agreement dated May 10, 2004, and as such Mr. Pepe shall be deemed to have been continuously employed by UIL Holdings throughout the duration of the performance period ending on December 31, 2006 and shall be entitled to receive payment of his performance shares, calculated and paid in accordance with the terms of the performance share agreement dated May 10, 2004. The Separation Agreement also provides that Mr. Pepe will be entitled to continued participation in the medical and dental plans in which he was a participant at the time of his termination through June 30, 2006. Thereafter, he shall be entitled to commence retiree medical benefits under the UI retiree medical program. Receipt of the payments and benefits under his Separation Agreement are conditioned upon Mr. Pepe’s executing a release of claims with respect to UIL Holdings and its affiliates. A copy of Mr. Pepe’s Separation Agreement is attached hereto as exhibit 10.2.

Item 8.01 Other Events.

In connection with the restructuring of the UIL Holdings’ Finance organization previously disclosed in UIL Holdings’ filing on Form 8-K dated December 31, 2004, effective June 30, 2005 Susan E. Allen assumed the role of Treasurer of UIL Holdings and UI, in addition to her current roles of Vice President Investor Relations and Corporate Secretary of UIL Holdings and UI.

Ms. Allen replaces Mr. Pepe as Treasurer of UIL Holdings and UI following his retirement effective June 30, 2005. Ms. Allen served as Director Finance and Corporate Secretary Administration of UI from January 1, 2000 to June 25, 2000. She has served as Vice President Investor Relations, Corporate Secretary and Assistant Treasurer of UI since June 26, 2000 and of UIL Holdings since August 28, 2000. Ms. Allen is currently 45 years old.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits - The following exhibits are filed as part of this report:

10.1	Copy of First Amendment, made as of June 30, 2005, to Employment Agreement, dated as of November 8, 2004, between UIL Holdings Corporation and Charles J. Pepe.
10.2	Copy of Separation and Release Agreement, dated June 30, 2005, among UIL Holdings Corporation, The United Illuminating Company and Charles J. Pepe.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION
Registrant

Date: 7/01/05	By /s/ Richard J. Nicholas
Richard J. Nicholas
Executive Vice President
and Chief Financial Officer

Exhibit Index

Exhibit            Description

10.1            Copy of First Amendment, made as of June 30, 2005, to Employment Agreement, dated as of November 8, 2004, between UIL Holdings Corporation and Charles J. Pepe.

10.2            Copy of Separation and Release Agreement, dated June 30, 2005, among UIL Holdings
                Corporation, The United Illuminating Company and Charles J. Pepe.